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FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
TUESDAY, MARCH 25, 2003


                           CLARCOR ELECTS PAUL DONOVAN
                            TO ITS BOARD OF DIRECTORS

                       DECLARES REGULAR QUARTERLY DIVIDEND


ROCKFORD, IL, MARCH 25, 2003 -- CLARCOR INC. (NYSE: CLC) announced today that Paul Donovan has been elected to its Board of Directors. Mr. Donovan will replace Lawrence E. Gloyd, CLARCOR's former Chairman & Chief Executive Officer, who retired from the Board on March 24, 2003.

Mr. Donovan, age 55, is currently Executive Vice President and Chief Financial Officer at Wisconsin Energy Corporation (a diversified holding company providing energy and manufacturing services) where he has worked since August 1999. Previously, he was Executive Vice President and Chief Financial Officer of Sundstrand Corporation (a manufacturer of industrial and aerospace products) where he worked from 1988 to 1999. Earlier in his career he worked in financial positions at Allied-Signal (currently Honeywell Corporation) and Ford Motor Company. He is currently a Director of Woodward Governor Company, AMCORE Financial, Inc. and Solutia, Inc. He has a B.A from Fairfield University and an M.B.A. from the University of Michigan.

The CLARCOR Board of Directors at the March 24, 2003 Board meeting declared a regular quarterly dividend of $0.1225 per share, payable April 25, 2003 to shareholders of record April 11, 2003.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.

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